Exhibit Fee Tables
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)
Strategic Realty Trust, Inc.
(Name of Registrant as Specified in its Charter)
Table 1: Transaction Value

	Proposed Maximum Value of Transaction(1)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$15,559,351	0.00011020	$1,715
Fees Previously Paid	—		—
Total Transaction Value	$15,559,351
Total Fees Due for Filing			$1,715
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,715
(1)Title of each class of securities to which transaction applies:
Strategic Realty Trust, Inc. common stock, par value $0.01 per share (“common stock”)
(2)Aggregate number of securities to which the transaction applies:
10,957,289 outstanding shares of common stock
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $15,589,868. The maximum aggregate value of the transaction was calculated by multiplying 10,957,289 outstanding shares of common stock by $1.42, the maximum estimated net proceeds from liquidation per share. The filing fee equals the product of .00011020 multiplied by the maximum aggregate value of the transaction.